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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                              PREVIEW SYSTEMS INC.
                              --------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                     741379
                                 --------------
                                 (CUSIP Number)



                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [ ]        Rule 13d-1(b)

                [ ]        Rule 13d-1(c)

                [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)



                               Page 1 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   126,445
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        126,445
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        126,445
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



                               Page 2 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SOFTBANK Technology Advisors Fund L.P. ("STAF")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   22,381
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        22,381
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        22,381
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



                               Page 3 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        STV IV LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   148,826
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        148,826
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        148,826
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------



                               Page 4 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SOFTBANK Technology Ventures V L.P. ("SBTV V")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   996,546
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        996,546
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        996,546
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



                               Page 5 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   27,187
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        27,187
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        27,187
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



                               Page 6 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   17,916
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        17,916
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        17,916
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------



                               Page 7 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        SBTV V LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   1,041,649
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      -0-
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        1,041,649
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,041,649
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------



                               Page 8 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Gary E. Rieschel
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   -0-
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        -0-
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 9 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Charles E. Lax
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0 Shares
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0 Shares
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                              Page 10 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Bradley A. Feld
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                              Page 11 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Matthew A. Ocko
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      148,826
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        148,826
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        148,826
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.9%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 12 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        E. Scott Russell
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 13 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        D. Rex Golding
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 14 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        J. Heidi Roizen
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,190,475
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,190,475
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,190,475
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 15 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Ronald D. Fisher
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,041,649
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,041,649
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,041,649
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------



                               Page 16 of 24 pages

---------------------                                          -----------------
CUSIP No. 741379                      13G
---------------------                                          -----------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

        Kenneth A. Tucker
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)     [ ]
        (b)     [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
           NUMBER OF              5     SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   0
           OWNED BY              -----------------------------------------------
             EACH                 6     SHARED VOTING POWER
           REPORTING
            PERSON                      1,041,649
             WITH                -----------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        0
                                 -----------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        1,041,649
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,041,649
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------


                               Page 17 of 24 pages

ITEM 1.

      (a)  NAME OF ISSUER: Preview Systems, Inc.

      (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1601 South De Anza Boulevard, Suite 100
           Cupertino, CA 95014

ITEM 2.

      (a)  NAME OF PERSON FILING:

           SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
           SOFTBANK Technology Advisors Fund L.P. ("STAF")
           STV IV LLC
           SOFTBANK Technology Ventures V L.P. ("SBTV V")
           SOFTBANK Technology Advisors Fund V L.P. ("STAF V")
           SOFTBANK Technology Entrepreneurs Fund V L.P. ("STEF V")
           SBTV V LLC
           Gary E. Rieschel ("GER")
           Charles E. Lax ("CEL")
           Bradley A. Feld ("BAF")
           Matthew A. Ocko ("MAO")
           E. Scott Russell ("ESR")
           D. Rex Golding ("DRG")
           J. Heidi Roizen ("JHR")
           Ronald D. Fisher ("RDF")
           Kenneth A. Tucker ("KAT")

      (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           200 West Evelyn Avenue, Suite 200
           Mountain View, CA 94043

      (c)  CITIZENSHIP:

           Entities:     SBTV IV        -        Delaware
                         STAF           -        Delaware
                         STV IV LLC     -        Delaware
                         SBTV V         -        Delaware
                         STAF V         -        Delaware
                         STEF V         -        Delaware
                         SBTV V LLC     -        Delaware

           Individuals:  GER            -        United States
                         CEL            -        United States
                         BAF            -        United States
                         MAO            -        United States
                         ESR            -        United States
                         DRG            -        United States
                         JHR            -        United States
                         RDF            -        United States
                         KAT            -        United States

      (d)  TITLE OF CLASS OF SECURITIES: Common Stock

      (e)  CUSIP NUMBER: 741379



                               Page 18 of 24 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


        (a)   [ ]   Broker or Dealer registered under Section 15 of the Act (15
                    U.S.C. 78o);

        (b)   [ ]   Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c);

        (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                    Act (15 U.S.C. 78c);

        (d)   [ ]   An investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8);

        (e)   [ ]   An investment adviser in accordance with Section
                    240.13d-1(b)(1)(ii)(E);

        (f)   [ ]   An employee benefit plan or endowment fund in accordance
                    with Section 240.13d-1(b)(1)(ii)(F);

        (g)   [ ]   A parent holding company or control person in accordance
                    with Section 240.13d-1(b)(ii)(G);

        (h)   [ ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)   [ ]   A church plan that is excluded from the definition of an
                    investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3);

        (j)   [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)


ITEM 4 OWNERSHIP.


                        (a)                   (b)                                                                    Shared
                    Beneficial            Percentage      Sole Voting      Shared Voting      Sole Dispositive     Dispositive
Owners               Ownership             of Class           Power            Power                Power             Power
------              ----------            ----------      -----------      -------------      ----------------     -----------
SBTV IV               126,445                0.7%            126,445                -0-            126,445                -0-

STAF                   22,381                 .2%             22,381                -0-             22,381                -0-

STV IV LLC            148,826                0.9%            148,826                -0-            148,826                -0-

SBTV V                996,546                6.1%            996,546                -0-            996,546                -0-

STAF                   27,187                0.1%             27,187                -0-             27,187                -0-

STEF V                 17,916                0.1%             17,916                -0-             17,916                -0-

SBTV V LLC          1,041,649                6.1%          1,041,649                -0-          1,041,649                -0-

GER                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

CEL                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

BAF                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

MAO                   148,826                0.9%                -0-            148,826                -0-            148,826

ESR                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

DRG                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

JHR                 1,190,475                7.0%                -0-          1,190,475                -0-          1,190,475

RDF                 1,041,649                6.1%                -0-          1,041,649                -0-          1,041,649

KAT                 1,041,649                6.1%                -0-          1,041,649                -0-          1,041,649


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [ ]



                               Page 19 of 24 pages

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.






                               Page 20 of 24 pages

ITEM 10. CERTIFICATION

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


        Date: February 12, 2001


        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        STV IV LLC


        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY VENTURES V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SBTV V LLC

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member



                               Page 21 of 24 pages

/s/ Gary E. Rieschel
----------------------------------------
          Gary E. Rieschel

/s/ Charles E. Lax
----------------------------------------
           Charles E. Lax

/s/ Bradley A. Feld
----------------------------------------
           Bradley A. Feld

/s/ Matthew A. Ocko
----------------------------------------
           Matthew A. Ocko

/s/ E. Scott Russell
----------------------------------------
          E. Scott Russell

/s/ D. Rex Golding
----------------------------------------
           D. Rex Golding

/s/ J. Heidi Roizen
----------------------------------------
           J. Heidi Roizen

/s/ Ronald D. Fisher
----------------------------------------
          Ronald D. Fisher

/s/ Kenneth A. Tucker
----------------------------------------
          Kenneth A. Tucker




                               Page 22 of 24 pages

                                    Exhibit A
                            AGREEMENT OF JOINT FILING


        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

        Date: February 12, 2001



        SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND L.P.


By:     STV IV LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        STV IV LLC


        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY VENTURES V L.P.


By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:     SBTV V LLC
        its general partner

        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member


        SBTV V LLC


        By: /s/ Gary E. Rieschel
           ----------------------------------------
           Managing Member



                               Page 23 of 24 pages

/s/ Gary E. Rieschel
----------------------------------------
          Gary E. Rieschel

/s/ Charles E. Lax
----------------------------------------
           Charles E. Lax

/s/ Bradley A. Feld
----------------------------------------
           Bradley A. Feld

/s/ Matthew A. Ocko
----------------------------------------
           Matthew A. Ocko

/s/ E. Scott Russell
----------------------------------------
          E. Scott Russell

/s/ D. Rex Golding
----------------------------------------
           D. Rex Golding

/s/ J. Heidi Roizen
----------------------------------------
           J. Heidi Roizen

/s/ Ronald D. Fisher
----------------------------------------
          Ronald D. Fisher

/s/ Kenneth A. Tucker
----------------------------------------
          Kenneth A. Tucker




                               Page 24 of 24 pages